Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 2 to the Registration Statement on Form S-1 of our report dated March 25, 2004, except as to the guarantor subsidiaries financial statements as of December 31, 2003 and for the years ended December 31, 2003 and 2002 presented in Note 28 which is as of July 18, 2005, relating to the financial statements and financial statement schedule of RCN Corporation, which appear in such Registration Statement. We also consent to the references to us under the headings “Experts” and “Selected Financial Data” in such Registration Statement.

PricewaterhouseCoopers LLP

Florham Park, NJ

September 27, 2005